Exhibit 10.1

EXTERRAN PARTNERS, L.P. AWARD NOTICE AND AGREEMENT PHANTOM UNITS WITH DERS

Exterran GP LLC (the “Company”), as general partner of Exterran General Partner, L.P. (the general partner of Exterran Partners, L.P. (the “Partnership”)), has granted to you (the “Participant”) Phantom Units under the Exterran Partners, L.P. Long-Term Incentive Plan, as amended (the “Plan”), subject to the terms and conditions set forth in this Award Notice and Agreement (this “Notice”) and the Plan.  Each Phantom Unit shall be issued in tandem with a corresponding DER, which shall entitle you to payments in an amount equal to Partnership distributions in accordance with Section 2 below.  Unless otherwise defined herein, capitalized terms in this Notice have the same meaning ascribed to them in the Plan.

The material terms of your Award are as follows:

1.                                      Award.  You have been granted Phantom Units, each with a tandem grant of a DER (together, your “Award”), as provided above.

2.                                      DERs.  Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding DER, which DER shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the Phantom Unit to which it corresponds (the “DER Period”).  Each DER shall entitle you to receive payments, subject to and in accordance with this Notice, in an amount equal to each distribution (including any extraordinary or other non-recurring distribution), in each case, that (a) is made by the Partnership in respect of the Common Unit (“Unit”) underlying the Phantom Unit to which such DER relates, and (b) has an applicable Distribution Date (as defined below) occurring during the DER Period.  Such amounts (if any) shall be payable as and when such distributions are paid generally to the Partnership’s Unit holders (and without regard to the vested or unvested status of the Phantom Unit underlying such DER on the applicable Distribution Date).  Notwithstanding the foregoing, upon the payment or forfeiture of a Phantom Unit, the DER granted in tandem with such paid or forfeited Phantom Unit and the DER Period shall terminate with respect to such Phantom Unit. For the avoidance of doubt, a DER will only entitle you to payments relating to distributions with an applicable Distribution Date occurring between the Grant Date and the date on which you receive payment in respect of the Phantom Unit to which it corresponds in accordance with Paragraph 7 below (or, if earlier, the date on which you forfeit the Phantom Unit to which it corresponds).  The DERs and any amounts that may become distributable in respect thereof shall be treated separately from the Phantom Units and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of the time and form of payments required by Section 409A of the Code).  For purposes of this Notice, “Distribution Date” shall mean, with respect to any distribution made in respect of the Units of the Partnership, the date preceding the ex-dividend date applicable to such distribution.

3.                                      Grant Date.  The Grant Date of your Award is the date of approval by the Compensation Committee of the Board of Directors of the Company.

4.                                      Vesting.  Your Award is subject to a vesting schedule. Over a three-year period, one-third of your Award will automatically vest on or about each Grant Date anniversary (each a “Vest Date”); however, except as otherwise provided in Paragraphs 5 and 6 below, you must be in the employment of the Company at all times from the Grant Date up to and including the applicable Vest Date to vest in your Phantom Units under this Award.  Contact Exterran’s Stock Plan Administrator at (281) 836-7000 with any questions concerning the vesting of your Award.

5.                                      Termination of Employment.  If your employment with the Company terminates for any reason other than due to your a) death or b) a disability that would meet the criteria for being considered “disabled” under the Company’s or an Affiliate’s long-term disability plan as if you were eligible to participate in the plan (“Disability”), then all of your unvested Phantom Units will be forfeited without payment as of the date of such termination. If your employment with the Company terminates as a result of your death or Disability, then your unvested Phantom Units will vest on the date of such termination.  For purposes of this Notice, (a) your “employment with the Company” includes your employment as an Employee with the Company or an Affiliate and (b) your “employment with the Company” will be terminated only if it is a “separation from service” within the meaning of Section 409A of the Internal Revenue Code and accompanying regulations issued under Section 409A.

6.                                      Termination Following a Change of Control.  In the event a Change of Control occurs, notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award on and after the date a Change of Control is consummated.

If your status as an Employee of the Company or an Affiliate is terminated on or within 18 months following the date a Change of Control is consummated (i) by the Company or such Affiliate without cause, (ii) by you for Good Reason (as defined below) or (iii) as a result of your death or Disability, then the unvested portion of your Award as of the date of your termination as an Employee will immediately vest in full and all restrictions applicable to your Award will cease as of the date of your termination.  If your status as an Employee is terminated by the Company or an Affiliate with cause or by you without Good Reason on or after the date a Change of Control is consummated, then the unvested portion of your Award will be automatically forfeited on the date of your termination.

For purposes of this Award Notice, unless otherwise provided in a written agreement between the Company or an Affiliate and you, “Good Reason” means the occurrence of any of the following without your express written consent:

(i)                                     A reduction of 10% or more of your base salary;

(ii)                                  Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Change of Control; or

(iii)                               The willful failure by the Company or an Affiliate to pay you your compensation when due;

provided, however, unless otherwise provided in a written agreement between the Company or an Affiliate and you, that Good Reason does not exist with respect to a matter unless you give the Company or an Affiliate, as applicable, a notice of termination due to such matter within 20 days of the date such matter first exists.  If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter.  The Company or an Affiliate will have 30 days from the date of your notice of termination to cure the matter.  If the Company or an Affiliate cures the matter, your notice of termination shall be deemed rescinded.  If the Company or an Affiliate (as applicable) fails to cure the matter timely, your status as an Employee shall be deemed to have been terminated by the Company for Good Reason at the end of the 30-day cure period.

6.                                      Payment.  As soon as administratively practicable, but in no event later than the 60th day after the date your Phantom Units vest in accordance with Paragraphs 4, 5 or 6 above (the “Payment Date”), the Company will pay you one Unit of the Partnership with respect to each vested Phantom Unit; provided, however, that the Committee, in its discretion, may elect to pay to you on the Payment Date all of the Units related to your vested Phantom Units either (a) in the form of a lump sum cash payment or (b) in a combination of Units and a lump sum cash payment in lieu of Units.  Any lump sum cash payment will be equal to the Fair Market Value as of the Vest Date of the Units.  Awards made under this Notice are not intended to be subject to Section 409A of the Code under the short-term deferral exclusion and this Notice will be interpreted and operated consistent with such intent.

7.                                      Non-Transferability.  Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of the Phantom Units.

8.                                      Withholding.  If your Award is subject to applicable income, employment and/or social insurance or social security withholding obligations, unless you make other arrangements with the Company prior to the Payment Date, the Company or its Affiliate shall withhold cash and/or a sufficient number of Units that are otherwise issuable to you pursuant to your Award to satisfy any such withholding obligations. If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.

9.                                      Rights as Unitholder.  You, or your executor, administrator, heirs, or legatees shall have the right to receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit in your name representing payment of a vested Phantom Unit.

10.                               No Right to Continued Employment.  Nothing contained in this Notice confers upon you any right to continued employment with the Company or interferes in any way with the right of the Company or any its Affiliates to terminate your employment at any time.

11.                               Plan Governs.  This Notice is subject to the terms of the Plan, a copy of which is available on UBS One Source or which will be provided to you upon written request addressed to Exterran Partners, L.P., Stock Plan Administration, 16666 Northchase Drive, Houston, TX 77060.  All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Notice. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.

12.                               Modifications.  The Company may make any change to this Notice that is not adverse to your rights under this Notice or the Plan.

13.                               Data Privacy.  You consent to the collection, use, processing and transfer of your personal data as described in this paragraph.  You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”).  You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes.  You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company.  You further understand that withdrawing your consent may affect your ability to participate in the Plan.

14.                               Additional Information.  If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.7000 or at mystock@exterran.com.  You may also contact UBS at 713.654.4713.

15.                               Participant Acceptance.  If you agree with the terms and conditions of this Award, please indicate your acceptance in UBS One Source by selecting “Accept.”  To decline the Award, select “Decline.”  Please note that if you decline the Award or do not accept the terms of the award within 90 days of the Grant Date, the Award will be forfeited.